Exhibit 10.11

August 10, 1999



Mr. Stan Ciepcielinski
Glenayre Electronics, Inc.
5935 Carnegie Boulevard
Charlotte, NC  28209

         Re:      Employment Agreement

Dear Stan:

         On May 21, 1997, Glenayre Technologies Inc. ("Glenayre") and you entered into an Employment Agreement (your "Employment Agreement"), pursuant to which your employment as Executive Vice President, Treasurer and Chief Financial Officer was continued on the terms and conditions stated therein. Unless otherwise defined in this letter, the capitalized terms used in this letter shall have the same meanings as ascribed to them in the Employment Agreement.

         Under your Employment Agreement, upon the occurrence of an event which constitutes "Good Reason", you may terminate your employment and be entitled, among other payments and benefits, to a severance payment equal to two times your annual rate of your "Base Salary" (except "Good Reason" which is caused by a "Change in Control," in which case the payment is two and one-half times the annual rate of your "Base Salary").

         As originally written, "Good Reason" included any material change by Glenayre in your functions, duties or responsibilities which would cause the ranking or level, dignity, responsibility, importance or scope of your position with Glenayre to become less than those of Executive Vice President, Treasurer and Chief Financial Officer. Effective October 1, 1998, you were elected to the office of Chief Operating Officer in addition to your other duties and a search was begun for a new Chief Financial Officer. Although your Employment Agreement was not formally amended when you assumed this new position, Glenayre acknowledges that "Good Reason" was intended to include, and does include, any material change in your responsibilities as Chief Operating Officer.

Mr. Stan Ciepcielinski
August 10, 1999
Page 2


         As you and I have discussed, as part of the reorganization here at Glenayre, the position of Chief Operating Officer is being eliminated, effective August 10, 1999, but Glenayre desires that you continue to serve as Executive Vice President, Treasurer and Chief Financial Officer on the terms contained in your Employment Agreement. We have agreed, however, that your continuation in this position should not prejudice your rights under your Employment Agreement.

         Therefore, in order to induce you to stay with Glenayre, on behalf of Glenayre I propose that you continue to serve as Executive Vice President, Treasurer and Chief Financial Officer of Glenayre with the agreement that at any time, upon 90 days prior written notice by you to Glenayre, you may terminate your employment with Glenayre. Such termination will be considered to be "Good Reason" under the terms of your Employment Agreement and you will be entitled to all of the benefits and payments due you as a result of a termination for "Good Reason" (including a severance payment in the amount of two times your annual "Base Salary"). Specifically:

(1) Paragraph 2(e) of your Employment Agreement will be deemed amended to include as "Good Reason" any termination by you of your employment with Glenayre at any time upon 90 days written notice to Glenayre. Therefore, such a termination of employment would be deemed to be pursuant to the provisions of Paragraph 2(b)(3) of your Employment Agreement.

(2) Inasmuch as the termination of your employment as described in Clause (1) above will be considered "Good Reason", the payments and benefits described in Paragraphs 3(a)(2), 3(a)(3) and 3(c) of your Employment Agreement, together with the payments and benefits otherwise due you under Paragraph 3 of your Employment Agreement, will be paid and provided to you in the event of such termination.

Mr. Stan Ciepcielinski
August 10, 1999
Page 3

If you accept these terms, this letter will serve as an amendment to your Employment Agreement as provided herein, and except as provided in this letter, your Employment Agreement will continue in full force and effect and apply to you in the position of Executive Vice President, Treasurer and Chief Financial Officer. You waive any right you may have to terminate your employment by virtue of the elimination of your duties as Chief Operating Officer. Please signify your acceptance by signing where provided below.

                                             Very truly yours,

                                             /s/ Eric L. Doggett

                                             Eric L. Doggett
                                             President & Chief Executive Officer



ACCEPTED AND AGREED TO:


 /s/ Stan Ciepcielinski
-----------------------
Stan Ciepcielinski